Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2017 FIRST QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., January 26, 2017 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2017 first quarter, ended December 31, 2016.

First Quarter Overview
Net sales for the three months ended December 31, 2016 totaled $27.4 million, compared to $24.8 million recorded in the corresponding quarter last year. The Company reported a net earnings for the quarter of $15,000, or $0.00 per diluted share, compared to a net loss of $1.7 million, or $0.27 per diluted share, in the same period a year ago.

The gross profit for the first quarter of fiscal 2017 was $9.2 million, compared to $7.0 million in the corresponding period last year. As a percentage of net sales, gross profit was 33.7% and 28.1% in the first quarter of fiscal 2017 and 2016, respectively. Operating expenses for the quarter ended December 31, 2016 were $9.1 million, or 33.4% of net sales, compared to $9.4 million, or 37.8% of net sales, in the same quarter last year.

Jack Ehren, President and CEO, stated, “While our first quarter is historically a lower revenue quarter for Key, during the first quarter of fiscal 2017 we realized higher gross margins and positive operating income on revenues of $27.4 million. The quarter-over-quarter gross margin improvement resulted from a more favorable mix of our higher-margin Automated Inspection Systems products and increased margins in our Process Systems product lines.”

Orders and Backlog
Key's backlog at the end of the first quarter of fiscal 2017 was $45.8 million, compared to $37.0 million one year ago. New orders received during the first quarter were $32.5 million, compared to $31.0 million in the corresponding period last year.

Ehren commented, “We again achieved solid orders for the quarter, and we are pleased to have now driven seven consecutive quarters of quarter-over-quarter order growth. Our ending backlog of $45.8 million, up almost 25% over the prior year’s first quarter ending backlog, is one of the largest quarter-end backlogs in our Company’s history.”

Ehren further commented, “We have continued to build on the prior fiscal year’s record order levels in the EMEIA region, with first quarter EMEIA orders increasing by 50% over the prior-year’s first quarter results. First quarter orders included a number of significant wins in North America as well as EMEIA, including important strategic orders for our VERYX® platform in both regions. We continue to see significant opportunities for our new VERYX platform and other Key solutions in all of our core markets globally.”

Conclusion
Ehren concluded, “We remain committed and focused on the execution of our long-term strategy, and generation of attractive returns for the Company and our shareholders. We now have successful installations of our VERYX platform in all of our core markets, and the customer response globally to VERYX continues to be very positive. Throughout 2017, we will continue to release the VERYX platform for new applications and with additional capacities and functionalities, which we expect will continue to drive increased orders for VERYX in fiscal 2017.”

Conference Call
The Company's conference call related to the fiscal 2017 first quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 26, 2017.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/xg2hhg8m
Replay --	Available through Thursday, February 9, 2017
http://edge.media-server.com/m/p/xg2hhg8m

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of automation systems including digital sorters, conveyors, and other processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results;

failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2016	2015

Net sales	$27,363	$24,803
Cost of sales	18,133	17,823
Gross profit	9,230	6,980
Operating expenses:
Sales and marketing	4,318	4,070
Research and development	2,494	2,279
General and administrative	2,092	2,685
Amortization of intangibles	227	349
Total operating expenses	9,131	9,383
Gain on disposition of assets	2	8
Earnings (loss) from operations	101	(2,395)
Other income (expense)	(78)	(339)
Earnings (loss) before income taxes	23	(2,734)
Income tax expense (benefit)	8	(1,035)
Net earnings (loss)	$15	$(1,699)
Net earnings (loss) per share
- basic	$0	$(0.27)
- diluted	$0	$(0.27)

Shares used in per share calculations - basic	6,375	6,261
Shares used in per share calculations - diluted	6,375	6,261

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2016	September 30, 2016
Cash and cash equivalents	$7,210	$10,491
Trade accounts receivable, net	16,301	14,024
Inventories	33,811	30,687
Deferred income taxes	3,924	3,934
Prepaid expenses and other assets	3,683	3,285
Total current assets	64,929	62,421
Property, plant and equipment, net	13,299	13,789
Deferred income taxes	3,268	3,001
Goodwill	9,759	10,277
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	4,780	5,369
Total assets	$97,162	$95,984

Accounts payable	$8,764	$7,381
Accrued payroll liabilities and commissions	5,339	4,932
Customers' deposits	10,536	9,139
Accrued customer support and warranty costs	2,045	2,197
Customer purchase plans	754	1,124
Short-term borrowings	—	—
Current portion of long-term debt	527	587
Other accrued liabilities	702	956
Total current liabilities	28,667	26,316
Long-term debt	4,446	4,565
Deferred income taxes	1,557	1,761
Other long-term liabilities	301	348
Shareholders' equity:
Common stock	34,274	34,237
Warrants	—	—
Retained earnings and other shareholders' equity	27,917	28,757
Total shareholders' equity	62,191	62,994
Total liabilities and shareholder's equity	$97,162	$95,984

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